Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), dated as of January 1, 2026 (the “Effective Date”), is made between Fractyl Health, Inc., a Delaware corporation with a principal place of business at 3 Van de Graaff Drive, Suite 200, Burlington, MA 01803 (the “Company”), and Lisa Davidson, with an address at [omitted] (“Consultant”), each, a “Party” and collectively, the “Parties”.

Whereas, the Company desires to have the benefit of Consultant’s knowledge and experience in the general development of the Company’s business, and Consultant desires to provide consulting services to the Company, all as hereinafter provided in this Agreement;

NOW THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, effective as of the Effective Date, the Company and Consultant hereby agree as follows:

1.
Services.
1.1.
Company hereby engages Consultant, and Consultant hereby accepts such engagement, as an independent contractor, to provide certain services to Company on the terms and conditions set forth in this Agreement. Consultant shall provide Company the services set forth in Exhibit A (the “Services”). Consultant shall perform the Services in a professional and workmanlike manner, in accordance with applicable law. Unless otherwise agreed, Consultant shall provide equipment and supplies necessary to perform the Services.
2.
Term & Termination.
2.1.
Company hereby retains Consultant, and Consultant agrees to serve Company, upon the terms and conditions set forth herein and as set out in Exhibit A hereto, or any applicable statement of work hereto executed by the Parties (each a “SOW”). The period during which Consultant is engaged to perform the Services (the “Term”) shall commence on the Effective Date and shall continue for a period of three (3) months from the Effective Date, subject to renewal upon written agreement, or until terminated as provided herein. This Agreement does not constitute a commitment or guarantee by Company to engage Consultant for any Services.
2.2.
Company may terminate this Agreement or any SOW hereto for convenience on fifteen (15) days’ prior written notice. Consultant may terminate this Agreement or any SOW hereto for convenience upon fifteen (15) days’ prior written notice. Either Party may terminate immediately upon material breach of the other Party not cured within fifteen (15) days of written notice, or upon Consultant’s death or disability.
3.
Fees; Reimbursement.
3.1.
Consulting Fees. Consultant shall be compensated as set forth in Exhibit A or the applicable SOW. Consultant shall submit monthly invoices itemizing Services performed in a format acceptable to Company. Company shall pay all undisputed amounts for Services invoiced within forty-five (45) days of receipt of invoice. Company shall reimburse Consultant for reasonable and necessary expenses within forty-five (45) days of receipt of an itemized statement of

Fractyl Health Consulting Agreement with Lisa Davidson

expenses. Individual expenses or any series of related expenses over one hundred dollars ($100.00) must be pre-approved in writing by Company. Consultant will submit invoices via email to [omitted].
4.
Cooperation.
4.1.
The Company shall provide such access to its information and property as may be reasonably required in order to permit Consultant to perform Consultant obligations hereunder. Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business, and shall observe all policies, procedures, rules, regulations and security requirements of the Company concerning the safety of persons and property or otherwise applicable to Consultant.
5.
Inventions and Intellectual Property.
5.1.
All inventions, discoveries, programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) related to the business of Company which are made, conceived, reduced to practice by Consultant, alone or with others, (a) in connection with the Services and/or (b) using or derived from Company’s Confidential Information (as defined below) (“Inventions”), shall be the sole property of Company. Consultant hereby assigns to Company all rights in such Inventions, including all related intellectual property rights worldwide, and authorizes Company officers to act as Consultant’s attorney to protect and enforce those rights. Upon Company’s request and at its expense, Consultant will execute further documents needed to confirm ownership and assist in obtaining or enforcing rights. Consultant waives any moral rights in the Inventions.
5.2.
Consultant shall promptly disclose to Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings) to document the conception and development. Such written records shall be available to and remain the sole property of Company at all times.
5.3.
Consultant represents and warrants that: (a) Consultant has good title to all Inventions; (b) no Invention knowingly infringes the rights of any third party; and (c) all Inventions are free of third-party claims or encumbrances. Consultant will indemnify and hold harmless Company and its customers from any claims, damages, or expenses (including reasonable attorneys’ fees) arising from a breach of these warranties. If such a breach occurs, Consultant shall, at no cost to Company, promptly replace or modify the affected Invention with a functionally equivalent version, or obtain rights allowing Company to continue using it, and otherwise use best efforts to remedy the breach.
6.
Confidentiality.
6.1.
Consultant acknowledges that during the Consultation Period Consultant will have access to Company’s Confidential Information. For purposes of this Agreement, “Confidential Information” means all information (whether or not patentable or copyrightable) owned, possessed or used by Company, including, without limitation, any Invention, formula, structure or other information or data, vendor information, customer information, drawing or other information

Fractyl Health Consulting Agreement with Lisa davidson

pertaining to a device, apparatus or equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, technology, marketing or business plan, forecast, unpublished financial statement, budget, license and price, cost or employee list, in each case, that is communicated to, learned of, developed or otherwise acquired by Consultant in connection with, or arising out of, Consultant’s performance of Services. Consultant agrees not to disclose or use Confidential Information except as required to perform the Services. Confidentiality obligations shall survive for five (5) years following termination, except with respect to trade secrets, which shall remain protected as long as such qualifies as trade secrets.
6.2.
Consultant’s obligations under this Section 6 shall not apply to any information that: (a) is generally known to the public at the time of disclosure or becomes generally known to the public under circumstances involving no breach by Consultant or others of the terms of this Section 6; (b) is in Consultant’s possession, as evidenced by contemporaneous written records, at the time of disclosure other than as a result of any prior confidential disclosure by Company or by another party or as a result of Consultant’s breach of any legal obligation; (c) becomes known to Consultant, as evidenced by contemporaneous written records, without any obligation of confidentiality through disclosure by sources other than Company having the legal right to so disclose such Confidential Information; (d) is generally or routinely disclosed to third parties by Company without restriction on such third parties; (e) is approved for release by written authorization of the Board of Directors of Company; or (f) is required to be disclosed by Consultant to comply with applicable laws or governmental regulations; provided that Consultant provides prior written notice of such disclosure to Company and takes all reasonable and lawful actions to avoid and/or minimize the extent of such disclosure, including without limitation cooperating fully with the efforts of Company to avoid and/or minimize such disclosure.
6.3.
Upon termination of the Agreement, or any other time upon request by Company, Consultant shall promptly deliver to Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all electronic versions and other copies or reproductions of such materials) containing Confidential Information or otherwise relating to the business of Company.
6.4.
Remedies. Consultant acknowledges that any breach of this Agreement, including without limitation Section 2 or Section 6, will result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement, including without limitation Section 6 and Section 8, by Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.
7.
Independent Contractor Status.
7.1.
It is the express intention of the Parties to this Consulting Agreement that Consultant is an independent contractor and not an employee, agent, joint venturer or partner of the Company for any purposes whatsoever. The relationship between the Parties is that of independent parties contracting with each other solely for the purpose of carrying out this Agreement, and Consultant shall perform all Services as an independent contractor and not as an employee or agent

Fractyl Health Consulting Agreement with Lisa davidson

of the Company. Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company, or to bind the Company in any manner. Specifically, Consultant (a) shall not use the Company's trade names, trademarks, service names or service-marks without the prior approval of the Company, and (b) is not authorized to transact business, incur obligations, sell goods, receive payments, solicit orders or assign or create any obligation of any kind, express or implied, on behalf of the Company or any of the Company's related or affiliated entities, or to bind in any way whatsoever, or to make any promise, warranty or representation on behalf of the Company or any of the Company's related or affiliated entities with respect to any matter, except as expressly authorized in this Consulting Agreement or in another writing signed by an authorized representative of the Company.
8.
No Conflict of Interest; Noncompetition; Nonsolicitation.
8.1.
Consultant represents and warrants to Company that, as of the Effective Date, Consultant is not a party to any agreement or arrangement that would constitute a conflict of interest or that would conflict with the terms of this Agreement, would prevent Consultant from carrying out Consultant’s obligations under this Agreement or involve any activities competitive with Company. During the Consultation Period, Consultant shall first notify the Company and obtain the written consent of the Company prior to entering into such an agreement or arrangement or incurring such an obligation. If Consultant fails to notify the Company of such an agreement, arrangement or obligation within 30 days of the occurrence thereof, the Company shall have the right to terminate the Consultation Period immediately pursuant to Section 2.
8.2.
Consultant understands the confidential nature of the Confidential Information Consultant will acquire or develop in performing Services. Consultant acknowledges that if such Confidential Information were revealed to competitors of the Company, then such disclosure could cause substantial damage to the Company. Therefore, for the duration of the Agreement, Consultant shall not engage in any activities that involve the modification of the mucosa and/or submucosa of the stomach and/or small intestine for the treatment of diabetes and/or obesity, nor shall they engage in activities that seek to genetically modify the GI tract including the pancreas, nor shall they engage in gene therapy approaches for the treatment of diabetes and/or obesity (the “Field”), including without limitation, assisting, becoming employed by, serving as a consultant to, serving as a member of a scientific advisory board for (or other board, committee or organization), serving as a member of a steering committee or research committee for, or acting in any manner on behalf of any other for-profit enterprise that conducts or intends to conduct activities competitive with those of Company in the Field, without first obtaining the written consent of Company. Company agrees not to unreasonably withhold or delay its consent to activities by Consultant in areas with respect to which the Company does not have any business and does not intend to develop business.
8.3.
Consultant further agrees that for the duration of the Agreement, Consultant shall not, directly or indirectly, either alone or in association with others, (a) divert or take away, or attempt to divert or take away, the business or patronage of, or otherwise interfere with the Company’s relationship with, any client, customer, vendor, collaborator or other business partner of the Company, (b) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate Consultant’s employment or other engagement with the Company, or (c) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any

Fractyl Health Consulting Agreement with Lisa davidson

person who was employed by the Company at any time during the Consultation Period, provided, that this clause (c) shall not apply to the recruitment or hiring or other engagement of any individual whose employment with the Company has been terminated for a period of six months or longer.
9.
Compliance with Laws and Policies.
9.1.
Consultant shall comply with all applicable laws, including anti-corruption, anti-kickback, and securities laws, and with Company’s policies provided upon request, including without limitation, its Anti-Corruption Policy (attached hereto as Exhibit B).
10.
Publicity.
10.1.
Consultant consents to the use by Company of Consultant’s name and likeness in written materials or oral presentations to current or prospective customers, investors or others, provided that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to Company. Consultant shall not use Company’s name, logo, or trademarks without prior written consent.
11.
Notices.
11.1.
All notices under this Agreement shall be in writing delivered by a recognized national overnight courier, personal delivery or confirmed facsimile transmission and shall be deemed effective upon receipt. All communications shall be sent to the respective Parties at their email address or address as set forth in this Section 11, or to such email address or address as subsequently modified by written notice given in accordance with this Section 11. If notice is given to the Company, it shall be sent to:

Fractyl Health, Inc.

3 Van de Graaff Drive, Suite 200

Burlington, MA 01803

Attention: Sarah Toomey, General Counsel

email: [omitted]

If notice is given to the Consultant, it shall be sent to:

Lisa Davidson

[omitted]

email: [omitted]

12.
Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
12.1.
This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction. The Parties to this Agreement hereby irrevocably consent and submit to the exclusive jurisdiction of any Commonwealth of Massachusetts or U.S. federal court sitting in Boston, Massachusetts in any action or proceeding of any type whatsoever arising out of or relating to this Agreement. THE PARTIES HERETO EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER

Fractyl Health Consulting Agreement with Lisa davidson

LEGAL PROCEEDING ARISING UNDER OR RELATING TO ANY PROVISION OF THIS AGREEMENT.
13.
Amendment.
13.1.
This Agreement may be amended or modified only by a written instrument executed by both Company and Consultant.
14.
Assignment.
14.1.
Consultant may not assign this Agreement without Company’s prior written consent. Company may assign without consent.
15.
Miscellaneous.
15.1.
Indemnity and Insurance. Consultant hereby agrees to indemnify, defend, and hold Company and its directors, officers, employees, agents, subcontractors and representatives harmless from and against all claims, damages, or losses (including attorneys’ fees) arising from (a) the negligence, recklessness, or willful misconduct of Consultant or any of its directors, employees, agents, or representatives (“Consultant Parties”); or (b) any breach of Consultant’s obligations under this Agreement; or (c) any claim that the Services or deliverables infringe third-party intellectual property or misappropriate confidential information; or (d) any violation of applicable laws, rules, and regulations by any Consultant Parties, including but not limited to Consultant’s failure to collect, withhold, or pay required federal or state taxes (such as income, social security, and FUTA taxes). Consultant further agrees that any personal injury or property damage suffered by Consultant in the course of carrying out its duties under this Agreement is Consultant’s sole responsibility. Each Party represents that it maintains insurance or self-insurance sufficient to cover its potential liabilities hereunder.
15.2.
Inspections. In the event of any governmental authority inspection, inquiry or other contact or correspondence relating to a study, Consultant shall within twenty-four (24) hours notify Company and shall within one (1) business day furnish Company with copies of all reports, analyses and correspondence, including warning letters, relating to such inspections or inquiry that involve a study or Services performed by Consultant under this Agreement.
15.3.
Compliance with Anti-Bribery Laws. Without limiting Consultant’s obligations under Article 1, the Parties agree and understand that they will comply with all applicable anti-bribery laws, including the United States Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act and all other applicable laws. In accordance with this understanding, Consultant acknowledges receipt of Company’s Anti-Corruption Policy, attached as Exhibit B, and represents that no payments of money or anything of value will be offered, promised or paid, directly or indirectly, to any foreign government official, foreign political party or party official, or any candidate for foreign political office, to influence the acts of the government official, political party or candidate to induce the government official, political party or candidate to use Consultant influence with a government or instrumentality thereof, or to obtain an improper advantage in connection with any business venture, contract or agreement in which Company is a participant.

Fractyl Health Consulting Agreement with Lisa davidson

For purposes of this Agreement, a “Government Official” includes any appointed, elected, or honorary official or any career employee of the government of any national, regional or local government, or of a public international organization, or any political party, party official or candidate in any country. The “government” includes any agency, department, embassy or other government entity or public international organization. It also includes any company or other entity owned or controlled by the government. A person does not cease to be a Government Official by purporting to act in a private capacity or by the fact that the person serves without compensation.

15.4.
Restriction on Government and Political Activities. The Consultant represents and warrants the following, except for disclosures made to the Company in writing as of the date of this Agreement:
15.4.1.
Consultant is not a Government Official, political party official or candidate for political office;
15.4.2.
None of its officers, directors, employees, or principal owners is a member of the immediate family (spouse, parent, child, sibling or sibling’s spouse) of, or financially dependent on, a Government Official, political party official or candidate for political office;
15.4.3.
None of its officers, directors or employees is a Government Official, political party official or candidate for political office;
15.4.4.
No Government Official, political party official, or candidate for political office, is directly or indirectly a principal owner or investor in the Consultant and no Government Official, political party official, or candidate for political office has any substantial financial interest in the contractual relationship established by this Agreement.
15.4.5.
The Consultant agrees that Consultant will not communicate or meet with a Government Official, political party or official, or candidate for political office in connection with this Agreement without prior Company approval.
15.4.6.
The Consultant warrants that neither Consultant nor any party on its behalf will pay, offer, agree to pay, or cause to be paid, directly or indirectly, any loan, gift, donation, payment or other contribution to or for the benefit of, or at the direction of, any elected public official, any candidate or campaign for public office, any official of a political party or any employee of a political party, where such payment, offer or agreement is in any way connected to Company or the Services, without prior Company approval.
15.5.
No Debarment. Consultant hereby represents and warrants that:
15.5.1.
Consultant has not been debarred under Section 306(a) or Section 306(b) of the Federal Food, Drug and Cosmetic Act, as it may be amended from time to time, or any other local, state or federal law applicable to the pharmaceutical industry;
15.5.2.
Consultant has not been excluded from participation in any federal healthcare program under Section 1128 of the Social Security Act, as it may be amended from time

Fractyl Health Consulting Agreement with Lisa davidson

to time, or any other local, state or federal healthcare fraud and abuse laws or false claims acts or applicable regulations; and
15.5.3.
Consultant has not been convicted of a criminal offense that falls within the scope of mandatory exclusion from participation in any Federal healthcare program under 42 U.S.C. §§ 1320a-7(a) or 1320a-7(b)(1)-(3).
15.5.4.
Consultant shall promptly notify Company if Consultant, during the Term of this Agreement, is excluded, debarred, suspended or otherwise ruled ineligible, or if any action is taken that could reasonably lead to such status. Company may terminate this Agreement immediately upon such notice or upon becoming aware of such action
15.6.
Disclosure of Payments. Consultant acknowledges that, Company may be required under Section 1128G of the Social Security Act, its regulations, and other comparable federal, state, or foreign laws to disclose certain payments and other transfers of value provided to health care professionals and institutions, including payments and reimbursements made in connection with the Services. Consultant agrees that such information may be disclosed without additional and may become publicly available. Consultant will provide Company or its designee with any information necessary for the Company to comply with the foregoing.
15.7.
No delay or omission by Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
15.8.
The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
15.9.
Entire Agreement. This Agreement, together with Exhibits A and B and any other applicable SOWs as may be executed between the Parties from time to time, constitutes the entire agreement between the Parties and supersedes all prior understandings. Amendments must be in writing signed by both Parties
15.10.
Conflict. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any SOW the terms of this Agreement shall control, except to the extent that the SOW expressly states that a specific provision of the SOW shall supersede a conflicting provision of this Agreement
15.11.
Survival. Sections 2, 5, 6, 8, 11, 12, 13 and 14 shall survive termination of the Agreement.
15.12.
In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

Fractyl Health Consulting Agreement with Lisa davidson

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

FRACTYL HEALTH, INC.

By: /s/ Harith Rajagopalan

Name: Harith Rajagopalan

Title: Chief Executive Officer

CONSULTANT

By: /s/ Lisa Davidson

Name: Lisa Davidson

Fractyl Health Consulting Agreement with Lisa davidson

Exhibit A

Scope of Work

Services

The Consultant shall provide insight on the Company’s financial processes, team members, operations and procedures, and historical decisions on an ad hoc basis to support transition activities (the “Services”).

All Services shall be conducted with and in coordination with Harith Rajagopalan, the Company’s Chief Executive Officer, or such other employee of the Company as may be designated by the Company from time to time.

Fee Schedule

The Company shall pay the Consultant at a rate of Four Hundred Dollars ($400.00) per hour for time spent performing the Services.

In no event shall the Consultant exceed ten (10) hours per week without the prior written consent of the Company’s Chief Executive Officer.

Fractyl Health Consulting Agreement with Lisa davidson

Exhibit B

FRACTYL HEALTH, INC. INTERNATIONAL ANTI-CORRUPTION POLICY

[omitted]

Fractyl Health Consulting Agreement with Lisa davidson